Exhibit 10.1

DEFAULT WAIVER AND FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This DEFAULT WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of August 4, 2023, by and between SILICON VALLEY BANK, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) (“Bank”) and 908 DEVICES INC., a Delaware corporation (“Borrower”).

Recitals

A.            Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 2, 2022, (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.            Borrower acknowledges that Borrower is currently in default under Section 7.2 of the Loan Agreement for failing to maintain all of its operating accounts, depository accounts and excess cash with Bank or Bank’s Affiliates, as required by Section 5.9(a) of the Loan Agreement (the “Waived Defaults”).

C.            Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Waived Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Waived Defaults on the terms and conditions set forth in this Agreement, so long as Borrower complies with the terms, covenants and conditions set forth in this Agreement.

D.            Borrower has further requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.            Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2.            Waiver of Default. Subject to the conditions precedent set forth in Section 11 below, Bank hereby waives filing any legal action or instituting or enforcing any rights and remedies it may have against Borrower with respect to the Waived Defaults. Accordingly, hereinafter, Borrower shall be in compliance with such sections. Bank’s agreement to waive the Waived Defaults (a) in no way shall be deemed an agreement by Bank to waive Borrower’s compliance with the above-referenced section as of all other dates, and (b) shall not limit or impair the Bank’s right to demand strict performance of such section as of all other dates.

3.            Amendments to Loan Agreement.

3.1            Section 1.4 (Fees; Expenses). Sections 1.4(b) and 1.4(c) of the Loan Agreement hereby are amended and restated in their entirety to read as follows:

“(b)            [Reserved]; and

(c)            Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee (the “Termination Fee”) in an amount equal to (i) one percent (1.0%) of the Revolving Line if such termination occurs prior to November 1, 2023, (ii) sixty-six one hundredth of one percent (0.66%) of the Revolving Line if such termination occurs on or at any time after November 1, 2023 but prior to November 1, 2024 or (iii) thirty-three one hundredth of one percent (0.33%) of the Revolving Line if such termination occurs on or at any time after November 1, 2024 but prior to the Revolving Line Maturity Date, which shall be fully earned and non-refundable as of such date; provided that no Termination Fee shall be charged if (x) the credit facility hereunder is replaced with a new facility from Bank or (y) Bank is placed in receivership.”

3.2            Section 1.9 (Incremental Loan). Section 1.9 (Incremental Loan) of the Loan Agreement hereby is deleted in its entirety.

3.3            Section 5.3 (Financial Statements, Reports). Section 5.3(c) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(c)            Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month if there is any Advance outstanding as of the last day of such month, a company prepared consolidated cash flows, balance sheet and income statement covering Parent’s consolidated operations for such month in a form reasonably acceptable to Bank; provided that, on or immediately prior to any Advance, the monthly financial statements provided for in this Section 5.3(c) shall be delivered for the most recent month as if an Advance was outstanding as of the last day of such month;”

3.4            Section 5.9(a) (Accounts). Section 5.9(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a)            Maintain the lesser of (i) Twenty Million Dollars ($20,000,000) (or its Dollar Equivalent) in Borrower’s operating accounts and depository accounts at or through Bank or (ii) all of Borrower’s, any of its Subsidiaries’, and any Guarantor’s operating accounts, depository accounts and excess cash with Bank or Bank’s Affiliates; provided, however, that notwithstanding the foregoing subpart (ii), (A) 908 Germany may maintain Deposit Accounts at financial institutions in Germany listed on the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date so long as the aggregate amount in such accounts does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time, (B) 908 China may maintain Deposit Accounts at financial institutions in China listed on the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date so long as the aggregate amount in such accounts does not exceed Five Hundred Thousand Dollars ($500,000) at any time and (C) Borrower may maintain its PayPal processor account (“PayPal Account”) and the Bill.com processor account (“Bill.com Account”), in each case, existing on the Effective Date and disclosed in the Perfection Certificate so long as all funds (x) in the PayPal Account in excess of One Hundred Thousand Dollars ($100,000) and (y) in the Bill.com Account in excess of Five Thousand Dollars ($5,000), in each case, are transferred at least monthly to an account of Borrower maintained with Bank, (the accounts in subclauses (A) – (C), collectively, the “Permitted Accounts”).”

3.5            Section 5.9(c) (Accounts). Section 5.9(c) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(c)            In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) Business Days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) the Permitted Accounts, (ii) other deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such (iii) deposit accounts outside the United States holding funds in trust or escrow, solely for the benefit of or payable to Borrower’s customers or other third parties, and holding no funds of Borrower, in each case, identified to Bank by Borrower as such and (iv) subject to compliance with Section 5.9(a), other deposit accounts of Borrower disclosed in the Updated Perfection Certificate as of the First Amendment Effective Date or otherwise notified to Bank in accordance with this clause (c) (the accounts described in clauses (i), (ii), (iii) and (iv) are the “Excluded Accounts”).”

3.6            Section 5.17 (Cash Collateralization Trigger). Section 5.17 (Cash Collateralization Trigger) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“5.17         Cash Collateralization Trigger. Upon the occurrence of the Cash Trigger Level, Borrower hereby authorizes and directs Bank to immediately transfer to a blocked account to be established by and held at Bank (the “Pledged Account”) (from any one or a combination of Borrower’s accounts at Bank) an aggregate amount of cash equal to the aggregate amount of the Obligations (including, for the avoidance of doubt, the portion of the Advances) outstanding at such time in order to cash collateralize all such Obligations (a “Cash Collateralization”). It is understood and agreed by Borrower that the occurrence of the Cash Trigger Level shall constitute an immediate Cash Collateralization of the Obligations, irrespective of any delay by Bank in effecting such transfer.”

3.7            Section 9 (Notices). The reference to “Silicon Valley Bank” in Section 9 (Notices) of the Loan Agreement hereby is amended and restated in its entirety to read “Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank))",

3.8            Section 12.2 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety in Section 12.2 of the Loan Agreement, as appropriate, to read as follows:

“908 Germany” is 908 Devices GmbH (formerly known as TRACE Analytics GmbH), a company incorporated under the laws of Germany.

“First Amendment Effective Date” means August 4, 2023.

3.9            Section 12.2 (definitions). The term “Obligations” hereby is amended and restated in its entirety to read as follows:

““Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Termination Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.”

3.10          Section 12.2 (Definitions). The terms “Aggregate Anniversary Fee”, “Annual Anniversary Fee”, “Election Period”, “Increase Effective Date” and “Incremental Revolving Line Commitment”, and their respective definitions in Section 12.2 of the Loan Agreement are deleted in their entirety.

3.11          Exhibit A (Compliance Statement). The Compliance Statement set forth in Exhibit A to the Loan Agreement hereby is replaced with Exhibit A attached hereto.

3.12          Schedule I (LSA Provisions). The LSA Provisions set forth in Schedule I to the Loan Agreement hereby is replaced with Schedule I attached hereto.

4.	Limitation of Agreement.

4.1            This Agreement is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2            This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.            Representations and Warranties. To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

5.1            Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Default or Event of Default (other than the Waived Default) has occurred and is continuing. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents;

5.2            Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

5.3            The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4            The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized by all necessary action on the part of Borrower;

5.5            The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6            The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7            This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.            Release by Borrower.

6.1            FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

6.2            By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

6.3            This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

6.4            Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

6.5            Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)            Except as expressly stated in this Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.

(b)            Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.

(c)            The terms of this Agreement are contractual and not a mere recital.

(d)            This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.

(e)            Borrower is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and Borrower has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

7.            Updated Perfection Certificate. In connection with this Agreement, Borrower has delivered an updated Perfection Certificate (the “Updated Perfection Certificate”). Borrower and Bank acknowledge and agree that, from and after the date of this Agreement, each reference in the Loan Documents to the “Perfection Certificate” shall be deemed to be a reference to the Updated Perfection Certificate. Borrower acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Updated Perfection Certificate have not changed as of the date hereof.

8.            Prior Agreement. The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations. This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

9.            Integration. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

10.          Fees and Expenses. Borrower shall pay to Bank on the date first listed above all Bank Expenses due and owing as of the date hereof. The fees and expenses listed in the previous sentence may be debited from any of Borrower’s accounts at Bank.

11.          Conditions to Effectiveness. The parties agree that the obligations of Bank herein shall be effective upon the satisfaction of each of the following conditions precedent, each in form and substance satisfactory to Bank in its sole discretion, on or prior to the date first listed above:

11.1          this Agreement duly executed on behalf of Borrower;

11.2          a secretary’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

11.3          a good standing certificate of Borrower, certified by the Secretary of State of the state of incorporation of Borrower and certain other jurisdictions in which Borrower is qualified to conduct business, as follows: Commonwealth of Massachusetts, Commonwealth of Pennsylvania, State of North Carolina, State of Maryland and State of California, dated as of a date no earlier than thirty (30) days prior to the date hereof;

11.4          certified copies, dated as of a recent date, of financing statement and other lien searches of Borrower, as Bank may request and which shall be obtained by Bank, accompanied by written evidence (including any UCC termination statements) that the Liens revealed in any such searched either (i) will be terminated prior to or in connection with the execution of this Agreement, or (ii) in the sole discretion of Bank, will constitute Permitted Liens;

11.5          the completed Updated Perfection Certificate, duly executed by Borrower;

11.6          evidence satisfactory to Bank that the insurance policies required for Borrower are in full force and effect, including appropriate evidence showing notice of cancellation, lender loss payable and additional insured clauses or endorsements in favor of Bank

11.7          Borrower’s payment of Bank’s legal fees and expenses incurred in connection with this Agreement; and

11.8          such other documents as Bank may reasonably request to effectuate the terms of this Amendment.

12.          Miscellaneous.

12.1          This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

12.2          Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.3          This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

12.4          The Loan Documents are hereby amended wherever necessary to reflect the changes described above.

12.5          Section 11.9 of the Loan Agreement applies to this Agreement.

12.6          This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BANK		BORROWER
FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK))		908 DEVICES INC.
By:	/s/ Nick Currie	By:	/s/ Joseph H. Griffith IV
Name:	Nick Currie	Name:	Joseph H. Griffith IV
Title:	Managing Director	Title:	Chief Financial Officer

SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) - Revolving Line – Availability	Amounts borrowed under the Revolving Line may be prepaid or repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
1.3(a) – Interest Payments – Advances	Interest on the principal amount of each Advance is payable in arrears monthly (i) on each Payment Date, (ii) on the date of any prepayment and (iii) on the Revolving Line Maturity Date.
1.3(a) – Interest Rate – Advances	The outstanding principal amount of any Advance shall accrue interest at a floating rate per annum equal to the greater of (i) four and one half of one percent (4.50%) and (ii) the Prime Rate minus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.3(a).
1.3(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding.
1.4(a) – Revolving Line Commitment Fee	A fully earned, non-refundable commitment fee of Seventy Thousand Dollars ($70,000) which was previously paid by Borrower on November 2, 2022.
12.2 – “Borrower”	“Borrower” means 908 Devices Inc., a Delaware corporation.
12.2 – “Effective Date”	“Effective Date” is November 2, 2022.
12.2 – “Payment Date”	“Payment Date” is the last calendar day of each month.
12.2 – “Prime Rate”	“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.
12.2 – “Prime Rate Margin”	“Prime Rate Margin” is one half of one percent (0.50%).
12.2 – “Revolving Line”	“Revolving Line” is an aggregate principal amount equal to Ten Million Dollars ($10,000,000).
12.2 – “Revolving Line Maturity Date”	“Revolving Line Maturity Date” is November 3, 2025.